EXHIBIT 99.1

April 27, 2004

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the first quarter of 2004 was $1.42 million, or $.45 per diluted share, compared to $1.64 million, or $.52 per diluted share, for the same period last year. The decrease was primarily due to lower net interest income partially offset by a decrease in non-interest expense.

Net interest income was $5.17 million for the first quarter of 2004, a decrease of $465,000 compared to the same quarter last year. Net interest margin decreased to 3.35% for the first quarter of this year from 3.59% for the first quarter of last year. Interest income decreased to $8.12 million for the first quarter of 2004 from $9.29 million during the same period last year. Average interest-earning assets decreased approximately 2.5% to $620.7 million, and the average yield decreased from 5.90% for the first quarter of 2003 to 5.26% for the first quarter of 2004. However, net loans have increased $20.8 million to $409.0 million at March 31, 2004 from $388.2 million March 31, 2003. Total interest expense decreased only $700,000 to $2.95 million during the first quarter of 2004 from $3.65 million during the same period last year. Average interest bearing liabilities decreased 3.3% from last year to $553.7 million, and their cost decreased from 2.58% during the first quarter of last year to 2.14% in the first quarter of this year. This is the result of a reduction in time deposits and a shift to lower costing transaction type deposits.

The provision for loan losses decreased 16.7% to $450,000 during the first quarter of 2004 from $540,000 during the first quarter of last year. The lower provision for loan losses in the first quarter of 2004 is reflective of management’s evaluation of the loan portfolio and potential weaknesses of specific loans and recognition of potential losses in the prior year. The percentage of the allowance for loan losses to total loans was 1.15% at March 31, 2004, compared to 1.05% at March 31, 2003. Net charge-offs were $540,000, or 0.53% (annualized), compared to $427,000, or 0.44% (annualized), for the same period of 2003.

Non-interest income, excluding gains on sales of securities, was $2.09 million for the first quarter of 2004, relatively unchanged from the $2.06 million earned in the first quarter of 2003. Trust income increased 30.9% from the first quarter last year due to increases in the market values of managed assets. ATM network fees decreased 28.5% from the first quarter of last year as a result of fewer units in operation during the first quarter of 2004 compared to the same period in 2003 and higher revenue-sharing payouts to merchants.

The Company realized $527,000 in securities gains in the first quarter of 2004 from the sale of $6.4 million in municipal securities. The municipal securities sold were replaced with U.S. Government agency securities as the investment portfolio was restructured to meet state of Ohio public fund pledging requirements.

Non-interest expense decreased 2.3% to $5.59 million for the first quarter of 2004 from the $5.72 million for the first quarter of 2003. The decrease occurred primarily due to decreases in salaries and benefits expense. The number of full-time equivalent employees has decreased from 267 at March 31, 2003, to 248 at March 31, 2004. These decreases were partially offset by final reorganization expenses of $94,000 relating to the closing of three branches in January 2004.

Performance ratios for the first quarter of 2004 included a return on assets of .85 % and a return on equity of 10.01%, compared to a return on assets of .97% and a return on equity of 11.50% for the first quarter of 2003.

On March 16, 2004 the Board of Directors declared a dividend of $0.25 per share, payable April 23, 2004 to shareholders of record on March 31, 2004. This is an increase of 4.2% from the first quarter of 2003.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31
	2004	2003	Percent Change
Interest income	$8,120	$9,285	-12.55%
Interest expense	2,947	3,647	-19.21

Net interest income	5,173	5,638	-8.24
Provision for loan losses	450	540	-16.67

Net after provision	4,723	5,098	-7.35

Securities gains (losses)	527	546	-3.51
Non-interest income	2,092	2,063	1.41
Non-interest expense	5,592	5,721	-2.25

Income before income tax	1,750	1,986	-11.88
Income tax	329	349	-5.73

Net income	$1,421	$1,637	-13.21

Per share:
Net income—basic	$0.45	$0.52	-13.46%
Net income—diluted	$0.45	$0.52	-13.46
Dividends	$0.25	$0.24	4.17
Book value (a)	$17.99	$17.86	NM

Ratios:
Return on Assets	0.85%	0.97%	-12.37%
Return on Equity	10.01	11.50	-12.96
Equity to Assets Ratio	8.62	8.20	5.12

	March 31
	2004	2003	Percent Change
Cash and due from banks	$16,232	$19,282	-15.82%
Short-term funds	7,408	8,797	-15.79
Securities	193,987	244,041	-20.51
Loans-net	409,031	388,242	5.35
Other assets	45,883	45,984	-0.22

Total assets	$672,541	$706,346	-4.79

Demand deposits	56,109	52,052	7.79%
Time deposits	399,194	434,888	-8.21
Short-term borrowings	24,525	21,645	13.31
Long-term debt	131,423	135,857	-3.26
Other liabilities	3,308	3,988	-17.05
Stockholders’ equity	57,982	57,916	0.11

Total liabilities and capital	$672,541	$706,346	-4.79

(a)	Includes unallocated ESOP shares